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Exhibit 99.6

CROSSTEX ENERGY, L.P.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS AND NOTES
FOR THE YEAR ENDED DECEMBER 31, 2012 AND THE NINE MONTHS ENDED
SEPTEMBER 30, 2013

Introduction

        In October 2013, Crosstex Energy, L.P. (the "Partnership") entered into an agreement with Devon Energy Corporation ("Devon") pursuant to which Devon would contribute to the Partnership 50% of the outstanding equity in Devon Midstream Holdings, L.P. ("Midstream Holdings") in exchange for the issuance by the Partnership of 120,542,441 units representing a new class of limited partnership interests in the Partnership (collectively, the "business combination"). At the effective time of the business combination, Midstream Holdings will own Devon's midstream assets in the Barnett Shale in North Texas and the Cana and Arkoma Woodford Shales in Oklahoma, as well as Devon's interest in Gulf Coast Fractionators in Mt. Belvieu, Texas.

        In connection with the agreement, Crosstex Energy, Inc. ("Crosstex") also entered into an Agreement and Plan of Merger with Devon and certain of its wholly-owned subsidiaries. Following the consummation of the business combination, New Public Rangers, L.L.C. ("New Public Rangers"), a newly formed holding company will own the remaining 50% limited partner interest in Midsteam Holdings. Devon will own the managing member of New Public Rangers, and New Public Rangers will indirectly own 100% of Crosstex Energy GP, LLC, the general partner of the Partnership (the "General Partner").

        Unless the context requires otherwise, for purposes of this pro forma presentation, all references to "we," "our," or "us" refer to the Partnership and its directly owned and indirectly owned subsidiaries following the business combination, including Midstream Holdings.

        The unaudited pro forma financial statements of the Partnership are based on the historical financial statements of Devon Midstream Holdings, L.P. Predecessor (the "Predecessor"), which comprises all of Devon's U.S. midstream assets and operations, including minor assets that are not included in the business combination. Under the acquisition method of accounting, Midstream Holdings will be the acquirer in the transactions because its parent company, Devon, will obtain control through the indirect control of the General Partner after the business combination. Consequently, Midstream Holdings' assets and liabilities will retain their carrying values. Additionally, the Partnership's assets acquired and liabilities assumed by Midstream Holdings as the Predecessor in the business combination will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the Partnership's net assets acquired will be recorded as goodwill.

        The unaudited pro forma consolidated balance sheet as of September 30, 2013 assumes the business combination and related transactions occurred on September 30, 2013. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2012 and for the nine months ended September 30, 2013 assume the business combination and related transactions occurred on January 1, 2012. The unaudited pro forma consolidated financial statements do not present the Partnership's actual results of operations had the business combination and related transactions been completed at the dates indicated. In addition, they do not project the Partnership's results of operations for any future period. The unaudited pro forma consolidated financial statements reflect the following significant assumptions and transactions:

  •
  Devon will contribute midstream assets in the Barnett, Cana-Woodford and Arkoma-Woodford Shales, as well as a 38.75% non-operating equity interest in Gulf Coast Fractionators, to Midstream Holdings;

  •
  Devon will contribute 50% of its limited partner interest in Midstream Holdings and all of its interest in the general partner of Midstream Holdings to a wholly-owned subsidiary of the Partnership in exchange for 120,542,441 Class B units in the Partnership, representing an approximate 53% limited partner interest in the Partnership;

  •
  Midstream Holdings will become a party to certain 10-year, fixed-fee gathering, processing and transportation agreements with Devon pursuant to which Devon will dedicate to Midstream Holdings specified natural gas production in the Barnett, Cana-Woodford and Arkoma-Woodford Shales; and

  •
  the Partnership's assets acquired and liabilities assumed by Midstream Holdings as the Predecessor in the business combination will be recorded at their fair values with the excess purchase price over the estimated fair value of the Partnership's net assets acquired recorded as goodwill.

        The unaudited pro forma consolidated financial statements and accompanying notes have been prepared in conformity with accounting principles generally accepted in the United States of America. These accounting principles are consistent with those used in, and should be read together with, the Predecessor's historical combined financial statements and related notes, which are included elsewhere in this filing.

        The adjustments reflected in the unaudited pro forma consolidated financial statements are based on currently available information and certain estimates and assumptions. Therefore, actual results may differ from the pro forma adjustments. However, management believes that the estimates and assumptions used provide a reasonable basis for presenting the significant effects of the business combination and the related transactions. Management also believes the pro forma adjustments give appropriate effect to the estimates and assumptions and are applied in conformity with accounting principles generally accepted in the United States of America.

CROSSTEX ENERGY, L.P.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	September 30, 2013
	Predecessor Historical	Adjustments for Non- Contributed Assets(a)	Predecessor Historical, As Adjusted	Crosstex Energy, L.P. Historical	Pro Forma Adjustments (b)		Pro Forma, As Adjusted
	(in millions)
Assets
Current assets:
Cash	$—	$—	$—	$—	$—		$—
Accounts receivable	0.4	—	0.4	205.7	—		206.1
Inventories, prepaid expenses and other	8.9	(1.0)	7.9	21.4	—		29.3
Assets held for sale	9.3	(9.3)	—	—	—		—

Total current assets	18.6	(10.3)	8.3	227.1	—		235.4
Net property, plant and equipment	1,868.4	(101.5)	1,766.9	1,791.6	256.4	(c)	3,814.9
Intangible assets, net of accumulated amortization	—	—	—	320.8	80.1	(c)	400.9
Goodwill	401.7	—	401.7	153.8	1,324.4	(d)	1,879.9
Equity investment	55.9	—	55.9	99.6	122.4	(c)	277.9
Assets held for sale	10.5	(10.5)	—	—	—		—
Other long-term assets	0.6	—	0.6	23.5	(23.5)	(c)	0.6

Total assets	$2,355.7	$(122.3)	$2,233.4	$2,616.4	$1,759.8		$6,609.6

Liabilities and Partners' Equity
Current liabilities:
Accrued expenses and other	$52.2	$(4.5)	$47.7	$255.1	$21.6	(c)	$324.4
Current liabilities associated with assets held for sale	1.0	(1.0)	—	—	—		—

Total current liabilities	53.2	(5.5)	47.7	255.1	21.6		324.4
Long term debt	—	—	—	1,042.7	92.5	(c)	1,135.2
Asset retirement obligations	14.7	(7.1)	7.6	—	—		7.6
Deferred income taxes	443.2	(28.6)	414.6	65.9	(406.8)	(e)	73.7
Other	2.3	(2.3)	—	28.0	79.6	(c)	107.6

Total liabilities	513.4	(43.5)	469.9	1,391.7	(213.1)		1,648.5

Partners' equity:
Crosstex Energy, L.P equity	—	—	—	1,224.7	2,651.2	(f)	3,875.9
Predecessor	1,839.8	(76.3)	1,763.5	—	(1,763.5	)(f)	—

Total Partners' equity attributable to Predecessor/Crosstex Energy, L.P.	1,839.8	(76.3)	1,763.5	1,224.7	887.7		3,875.9
Non-controlling interests	2.5	(2.5)	—	—	1,085.2	(f)	1,085.2

Total partners' equity	1,842.3	(78.8)	1,763.5	1,224.7	1,972.9		4,961.1

Total liabilities and partners' equity	$2,355.7	$(122.3)	$2,233.4	$2,616.4	$1,759.8		$6,609.6

See accompanying notes to the pro forma consolidated financial statements.

CROSSTEX ENERGY, L.P.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Nine Months Ended September 30, 2013
	Predecessor Historical	Adjustments for Non- Contributed Assets(a)	Predecessor Historical, As Adjusted	Crosstex Energy, L.P. Historical	Pro Forma Adjustments		Pro Forma, As Adjusted
	(in millions, except per unit data)
Operating revenues:
Operating revenues—affiliates	$1,605.9	$(48.9)	$1,557.0	$—	$(1,083.1	)(g)	$473.9
Operating revenues	158.2	(22.1)	136.1	1,368.6	(160.2	)(g)	1,344.5

Total operating revenues	1,764.1	(71.0)	1,693.1	1,368.6	(1,243.3)		1,818.4

Operating expenses:
Product purchases—affiliates	1,181.6	(11.2)	1,170.4	—	(1,170.4	)(g)	—
Product purchases	125.4	(16.2)	109.2	1,068.5	(122.7	)(g)(h)	1,055.0
Operations and maintenance	92.9	(15.6)	77.3	113.2	—		190.5
Operations and maintenance—affiliates	33.8	(6.9)	26.9	—	—		26.9
Depreciation and amortization	147.1	(8.5)	138.6	101.5	(15.5	)(i)	224.6
General and administrative	33.7	(1.4)	32.3	50.1	—		82.4
Non-income taxes	13.0	(1.7)	11.3	—	—		11.3
Asset impairments	2.5	(2.5)	—	72.6	(72.6	)(j)	—
Other, net	0.7	(0.2)	0.5	1.1	—		1.6

Total operating expenses	1,630.7	(64.2)	1,566.5	1,407.0	(1,381.2)		1,592.3

Operating income	133.4	(6.8)	126.6	(38.4)	137.9		226.1
Interest expense	—	—	—	(54.9)	18.5	(k)	(36.4)
Income from equity investment	10.2	—	10.2	(0.1)	—		10.1

Income before income taxes	143.6	(6.8)	136.8	(93.4)	156.4		199.8
Income tax expense (benefit)	51.7	(2.5)	49.2	2.0	(47.4	)(l)	3.8

Net income (loss) from continuing operations	91.9	(4.3)	87.6	(95.4)	203.8		196.0
Non-controlling interests	—	—	—	—	83.7	(m)	83.7

Net income (loss) attributable to Crosstex Energy, L.P.	$91.9	$(4.3)	$87.6	$(95.4)	$120.1		$112.3

Preferred interest in net income (loss) attributable to Crosstex Energy, L.P.				$23.5	$(23.5)		$—

General partner interest in net income (loss)				$(3.0)	$8.7	(n)	$5.7

Limited partners' interest in net income (loss) attributable to Crosstex Energy, L.P.				$(115.9)	$222.5		$106.6

Net income (loss) attributable to Crosstex Energy, L.P. per limited partners' unit:
Basic and diluted per common unit				$(1.38)			$0.48

Weighted average units outstanding:
Basic and diluted common units				82.6	138.2		220.8

See accompanying notes to the pro forma consolidated financial statements.

CROSSTEX ENERGY, L.P.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31, 2012
	Predecessor Historical	Adjustments for Non- Contributed Assets(a)	Predecessor Historical, As Adjusted	Crosstex Energy, L.P. Historical	Pro Forma Adjustments		Pro Forma, As Adjusted
	(in millions, except per unit data)
Operating revenues:
Operating revenues—affiliates	$1,816.5	$(62.6)	$1,753.9	$—	$(1,137.1	)(g)	$616.8
Operating revenues	184.3	(30.4)	153.9	1,791.2	(189.0	)(g)	1,756.1

Total operating revenues	2,000.8	(93.0)	1,907.8	1,791.2	(1,326.1)		2,372.9

Operating expenses:
Product purchases—affiliates	1,324.2	(13.9)	1,310.3	—	(1,310.3	)(g)	—
Product purchases	140.3	(22.5)	117.8	1,397.5	(135.2	)(g)(h)	1,380.1
Operations and maintenance	127.2	(19.5)	107.7	130.9	—		238.6
Operations and maintenance—affiliates	43.8	(10.0)	33.8	—	—		33.8
Depreciation and amortization	159.8	(14.4)	145.4	162.2	(52.3	)(i)	255.3
General and administrative	43.6	(1.9)	41.7	61.3	—		103.0
Non-income taxes	13.2	(1.3)	11.9	—	—		11.9
Asset impairments	50.1	(33.7)	16.4	—	—		16.4
Other, net	(3.0)	(0.5)	(3.5)	(4.4)	—		(7.9)

Total operating expenses	1,899.2	(117.7)	1,781.5	1,747.5	(1,497.8)		2,031.2

Operating income	101.6	24.7	126.3	43.7	171.7		341.7
Interest expense	—	—	—	(86.5)	24.0	(k)	(62.5)
Income from equity investment	2.0	—	2.0	3.2	—		5.2

Income before income taxes	103.6	24.7	128.3	(39.6)	195.7		284.4
Income tax expense (benefit)	37.3	8.9	46.2	0.7	(44.5	)(l)	2.4

Net income (loss) from continuing operations	66.3	15.8	82.1	(40.3)	240.2		282.0
Non-controlling interests	—	—	—	(0.2)	114.3	(m)	114.1

Net income (loss) attributable to Crosstex Energy, L.P.	$66.3	$15.8	$82.1	$(40.1)	$125.9		$167.9

Preferred interest in net income (loss) attributable to Crosstex Energy, L.P.				$20.8	$(20.8)		$—

General partner interest in net income (loss)				$(0.5)	$9.0	(n)	$8.5

Limited partners' interest in net income (loss) attributable to Crosstex Energy, L.P.				$(60.4)	$219.8		$159.4

Net income (loss) attributable to Crosstex Energy, L.P. per limited partners' unit:
Basic and diluted per common unit				$(1.01)			$0.82

Weighted average units outstanding:
Basic and diluted common units				58.9	136.7		195.6

See accompanying notes to the pro forma consolidated financial statements.

CROSSTEX ENERGY, L.P.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

        The unaudited pro forma consolidated financial statements give effect to the business combination and related transactions under the acquisition method of accounting. Under the acquisition method of accounting, Midstream Holdings will be the acquirer in the transactions because its parent company, Devon, will obtain control of the Partnership through the indirect control of the General Partner after the business combination. Consequently, Midstream Holdings' assets and liabilities will retain their carrying values. Additionally, the Partnership's assets acquired and liabilities assumed by Midstream Holdings as the Predecessor in the business combination will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the Partnership's net assets acquired will be recorded as goodwill. The pro forma adjustments have been prepared as if the business combination and related transactions had taken place on September 30, 2013 in the case of the pro forma balance sheet and on January 1, 2012 in the case of the pro forma statements of operations. These transactions and adjustments are described in Note 3 to these unaudited pro forma consolidated financial statements.

        The unaudited pro forma consolidated financial statements should be read in conjunction with (i) the Predecessor's historical consolidated financial statements and related notes, as well as Management's Discussion and Analysis of Financial Condition and Results of Operations contained in Exhibit 99.3, (ii) the Partnership's Annual Report on Form 10-K for the year ended December 31, 2012 and (iii) the Partnership's quarterly report on Form 10-Q for the quarterly period ended September 30, 2013.

2. Summary of Significant Accounting Policies

        The accounting policies used in preparing the unaudited pro forma consolidated financial statements are those used by the Predecessor as set forth in its audited historical combined financial statements contained in Exhibit 99.4.

3. Pro Forma Adjustments and Assumptions

        The accompanying unaudited pro forma financial statements give pro forma effect to the following:

  (a)
  The creation of Midstream Holdings and the removal of all amounts related to Devon's midstream assets not being contributed to Midstream Holdings. In conjunction with the business combination, only the Predecessor's natural gas gathering and processing systems serving the Barnett, Cana-Woodford and Arkoma-Woodford Shales in Texas and Oklahoma and its 38.75% interest in Gulf Coast Fractionators will be contributed to Midstream Holdings.

  (b)
  Adjustments to reflect the business combination under the acquisition method of accounting. Under the acquisition method of accounting, tangible and identifiable intangible assets acquired, liabilities assumed and non-controlling interests are recorded at their estimated fair values. The excess of the purchase price over the preliminary estimated fair values of net assets acquired is recorded as goodwill. The estimated fair values and asset useful lives are based on preliminary management estimates and are subject to adjustment after the closing of the business combination based upon management's final analysis prepared with the assistance of third party valuation advisors.

CROSSTEX ENERGY, L.P.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Pro Forma Adjustments and Assumptions (Continued)

    The following table summarizes the preliminary estimate of the purchase price and it's allocation to the assets acquired and liabilities assumed (in millions, except unit price).

Midstream Holdings carryover basis:
Total carryover basis	$1,763.5
Adjustment for change in Predecessor tax	406.8

Adjusted carryover basis	2,170.3
Less: Amount attributable to noncontrolling interests	(1,085.2)

Midstream Holdings consideration to controlling interests	1,085.1

Total consideration before noncontrolling interests	$2,170.3

Crosstex Energy, L.P. outstanding units:
Common units held by public unitholders	73.7
Common units held by Crosstex	18.0
Preferred units held by public unitholders	16.6
Restricted units	1.2
Restricted units not subject to vesting	(0.2)

Total subject to exchange	109.3
Crosstex Energy, L.P. common unit price(1)	$25.50

Crosstex Energy, L.P. common units fair value	2,787.1
Crosstex Energy, L.P. outstanding unit options value	3.7

Crosstex Energy, L.P. consideration	$2,790.8

Total consideration and fair value of noncontrolling interests	$4,961.1

(1)
The final purchase price will be based on the fair value of the Partnership's common units as of the closing date. The estimated fair value of the Partnership's common units is based on a price that approximates the trading price as of November 14, 2013, which may vary materially from the current estimate. A 10% or 20% change in the trading price of the Partnership's common shares would change the total purchase price by approximately $278.7 million or $557.4 million, respectively. The purchase price change would increase or decrease the amount of goodwill recognized from the business combination by the same amount.

    The preliminary allocation of the purchase price is as follows (in millions).

Midstream Holdings carryover basis	$2,170.3
Crosstex Energy, L.P. fair values:
Current assets	227.1
Property, plant and equipment, net	2,048.0
Intangible assets	400.9
Equity investment	222.0
Goodwill	1,478.2
Other current liabilities	(276.7)
Long-term debt	(1,135.2)
Deferred income taxes	(65.9)
Other long-term liabilities	(107.6)

Total consideration and fair value of noncontrolling interests	$4,961.1

CROSSTEX ENERGY, L.P.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Pro Forma Adjustments and Assumptions (Continued)

    The Partnership's fair values are based on preliminary management estimates. Management considered forecasted discounted future cash flows for the Partnership assets together with replacement costs to estimate the fair value of property, plant and equipment and the related customer relationship values included in intangible assets. The fair value of long-term debt was based on third-party market quotations for the Partnership's senior unsecured notes. The increase in accrued expenses and other long-term liabilities primarily relates to the recognition of a $99.7 million liability associated with an onerous performance obligation which was fair valued based on forecasted discounted cash obligations under the related contract.

  (c)
  Adjustments necessary to reflect the Partnership's assets and liabilities at their estimated fair values.

  (d)
  An adjustment to reverse the Partnership's $153.8 million of historical goodwill and an adjustment to reflect the $1,478.2 million of goodwill resulting from the business combination.

  (e)
  The elimination of corporate federal deferred income tax liabilities of $406.8 million associated with the Predecessor. In conjunction with the business combination, Midstream Holdings will be created as a partnership, and its operating subsidiaries will be nontaxable entities, except for certain state taxes. Accordingly, the 50% interest in Midstream Holdings, including its subsidiaries, owned by the Partnership will not be subject to corporate federal income taxes.

  (f)
  The elimination of the Partnership's historical equity balances and the recognition of the business combination consideration and the noncontrollings interests. Included below is a reconciliation between the historical and pro forma partners' equity (in millions).

	Predecessor, As Adjusted	Crosstex Energy, L.P.	Non-controlling Interest	Total Partners's Equity
Historical Equity	$1,763.5	$1,224.7	$—	$2,988.2
Pro forma adjustments:				—
Step-up of Partnership Units previously outstanding	—	1,562.4	—	1,562.4
Contribution of only 50% of Midstream Holdings	(881.8)	—	881.8	—
Change in tax status	203.4		203.4	406.8
Partnership unit options	—	3.7	—	3.7

Total pro forma adjustments	(678.4)	1,566.1	1,085.2	1,972.9

Pro forma partner's equity	$1,085.1	$2,790.8	$1,085.2	4,961.1

  (g)
  Two duly authorized contract changes that pertain to the assets owned by Midstream Holdings take effect upon completion of the business combination. The first contract change converts the natural gas processing percent-of-proceeds contracts to fixed-fee contracts. This contract change increases operating revenues as presented in the table below. The second contract change results in ceasing to take title to the natural gas gathered and processed and the NGLs fractionated. This contract change decreases both operating revenues and product purchases as presented in the following table. The entry into commercial agreements reflecting these changes is a condition to the Partnership's obligation to consummate the contribution transactions, which must be completed substantially concurrently with the mergers.

CROSSTEX ENERGY, L.P.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Pro Forma Adjustments and Assumptions (Continued)

    Additionally, Crosstex received revenues from Midstream Holdings during the periods presented. These revenues are reclassified from operating revenues to operating revenues—affiliates as presented in the following table.

	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
	(in millions)
Operating revenues—affiliates:
Conversion to fixed-fee contracts	$32.2	$100.3
Cease taking title to products	(1,170.4)	(1,310.3)
Reclassification of affiliate revenues	55.1	72.9

Operating revenues—affiliates pro forma adjustments	(1,083.1)	(1,137.1)

Operating revenues:
Conversion to fixed-fee contracts	4.1	1.7
Cease taking title to products	(109.2)	(117.8)
Reclassification of affiliate revenues	(55.1)	(72.9)

Operating revenues total pro forma adjustments	(160.2)	(189.0)

Total operating revenues total pro forma adjustments	$(1,243.3)	$(1,326.1)

Cease taking title to products:
Product purchases—affiliates	$(1,170.4)	$(1,310.3)
Product purchases	$(109.2)	$(117.8)
  (h)
  The adjustment to product purchases associated with the contract changes per (g) above and the elimination of the Partnership's monthly product purchases associated with an onerous performance obligation. Included in the fair value adjustment (c) above for other current and long-term liabilities are amounts to recognize a $99.7 million total liability for this performance obligation. For pro forma purposes, the monthly product purchases associated with this performance obligation are now assumed to reduce the liability rather than be recognized as expense. The following summarizes the pro forma adjustments to product purchases.

	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
	(in millions)
Contract changes in adjustment (g) above	$(109.2)	$(117.8)
Performance obligation in adjustment (h)	(13.5)	(17.4)

Product purchases total pro forma adjustment	$(122.7)	$(135.2)

  (i)
  Adjustments to depreciation and amortization resulting from the effects of the purchase accounting adjustments in (c) above and the effects of increasing the estimated useful lives used to calculate depreciation and amortization. The longer estimated useful lives correspond to the expected lives used to determine the fair values of property, plant and equipment and related identifiable intangible assets.

CROSSTEX ENERGY, L.P.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Pro Forma Adjustments and Assumptions (Continued)

  (j)
  The reversal of intangible asset impairments that would not have been recognized based on the estimated fair values used for purchase accounting.

  (k)
  Adjustments to historical interest expense as follows:

	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
	(in millions)
Crosstex Energy, L.P.'s amortization of debt issuance costs(1)	$4.6	$5.4
Amortization of debt fair value(2)	13.9	18.6

Interest expense adjustment	$18.5	$24.0

  (1)
  Represents the reversal of the Partnership's historical amortization expense associated with capitalized debt issuance costs, which is included in the Partnership's historical interest expense.

  (2)
  Represents the reduction of interest expense for the amortization of the fair value of the Partnership's debt purchase price adjustment using the effective interest rate method.
  (l)
  Reflects the elimination of corporate federal income tax expense attributable to the 50% interest in Midstream Holdings that will be owned directly by the Partnership. In conjunction with the business combination, Midstream Holdings will be created as a partnership, and its operating subsidiaries will be nontaxable entities, except for certain state taxes. Accordingly, the 50% interest in Midstream Holdings, including its subsidiaries, owned by the Partnership will not be subject to corporate federal income taxes.

  (m)
  Income attributable to non-controlling interests represents the 50% interest in Midstream Holdings, including its subsidiaries.

  (n)
  Reflects the increase in the net income allocation to the General Partner due to the increase in its proportionate interest share of pro forma net income relative to the acquisition adjustments and pro forma adjustments and the increase in General Partner's incentive distribution rights (IDRs) resulting from the increased aggregate pro forma distributions related to the issuance of 120,542,441 new common units utilizing the historical per unit distributions for the applicable periods.

	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
	(in millions)
GP share of income (loss)	$2.6	$2.1
Increase in IDR	6.1	6.9

Net General Partner Adjustment	$8.7	$9.0

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  Exhibit 99.6